Exhibit 13.2

Management Report

The consolidated financial statements for the years ended December 31, 2005 and 2004, are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit Committee and approved by the Board of Directors. They were prepared in accordance with accounting principles generally accepted in Canada and include some amounts, which are based on management’s estimates and judgement. Management is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Company’s consolidated financial statements and business activities.

The Management of the Company is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with generally accepted accounting principles. Such internal controls systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.

External and internal auditors have free and independent access to the Audit Committee, which is comprised of outside independent directors. The Audit Committee, which meets regularly throughout the year with members of the financial management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

(Signed)

Alain Lemaire

PRESIDENT AND CHIEF EXECUTIVE OFFICER

KINGSEY FALLS, CANADA

FEBRUARY 22, 2006

(Signed)

Christian Dubé

VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER

KINGSEY FALLS, CANADA

FEBRUARY 22, 2006

Auditors’ Report To the Shareholders of Cascades Inc.

We have audited the consolidated balance sheets of Cascades Inc. (the “Company”) as at December 31, 2005 and 2004 and the consolidated statements of earnings (loss), retained earnings and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.

CHARTERED ACCOUNTANTS

MONTRÉAL, CANADA

FEBRUARY 22, 2006

Consolidated Balance Sheets

As at December 31, 2005 and 2004
(in millions of Canadian dollars)	Note	2005	2004
Assets
Current assets
Cash and cash equivalents		43	30
Accounts receivable		545	527
Inventories	6	537	559
		1,125	1,116
Property, plant and equipment	7	1,562	1,700
Other assets	8(a)	233	215
Goodwill	8(b)	126	113
		3,046	3,144
Liabilities and Shareholders’ Equity
Current liabilities
Bank loans and advances		44	47
Accounts payable and accrued liabilities		543	509
Current portion of long-term debt	9	8	58
		595	614
Long-term debt	9	1,289	1,168
Other liabilities	10	265	303
		2,149	2,085
Shareholders’ equity
Capital stock	11	264	265
Retained earnings		669	783
Cumulative translation adjustments	21	(36)	11
		897	1,059
		3,046	3,144

The accompagning notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors,

(Signed)	(Signed)
Bernard Lemaire	Robert Chevrier
DIRECTOR	DIRECTOR

Consolidated Statements of Retained Earnings

For each of the years in the three-year period ended
December 31, 2005 (in millions of Canadian dollars)	Note	2005	2004	2003
Balance – Beginning of year		783	778	749
Net earnings (loss) for the year		(97)	23	55
Dividends on common shares		(13)	(13)	(13)
Dividends on preferred shares		—	—	(1)
Excess of common share redemption price over paid-up capital	11(d)	(4)	(5)	(2)
Excess of redemption price of preferred shares of a subsidiary over recorded capital	11(b)	—	—	(10)
Balance – End of year		669	783	778

Consolidated Statements of Earnings (loss)

For each of the years in the three-year period ended
December 31, 2005 (in millions of Canadian dollars,
except per share amounts)	Note	2005	2004	2003
Sales		3,460	3,254	2,995
Cost of sales and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	17(c)	2,890	2,691	2,463
Depreciation and amortization		174	159	143
Selling and administrative expenses		317	313	294
Unusual gains	13	(10)	(4)	—
Impairment loss on property, plant and equipment	14(a)	67	18	—
Closure and restructuring costs	14(a)	76	—	—
Loss (gain) on commodity derivative financial instruments	15(a)	10	(2)	1
		3,524	3,175	2,901
Operating income (loss) from continuing operations		(64)	79	94
Interest expense		83	76	80
Gain on derivative financial instruments	15(b)	(2)	—	—
Foreign exchange gain on long-term debt		(10)	(18)	(72)
Loss on long-term debt refinancing		—	1	22
		(135)	20	64
Provision for (recovery of) income taxes	16	(41)	2	10
Share of results of significantly influenced companies	12	(7)	(2)	3
Net earnings (loss) from continuing operations		(87)	20	51
Net earnings (loss) from assets held for sale	4	(10)	3	4
Net earnings (loss) for the year		(97)	23	55
Basic net earnings (loss) from continuing operations per common share		(1.07)	0.25	0.61
Basic and diluted net earnings (loss) per common share	11(e)	(1.19)	0.28	0.66
Weighted average number of common shares outstanding during the year		81,136,576	81,678,884	81,720,379

The accompagning notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

For each of the years in the three-year period ended
December 31, 2005 (in millions of Canadian dollars)	Note	2005	2004	2003
Operating activities from continuing operations
Net earnings (loss) from continuing operations		(87)	20	51
Adjustments for
Depreciation and amortization		174	159	143
Unusual gains	13	(10)	(4)	—
Impairment loss on property, plant and equipment	14(a)	67	18	—
Closure and restructuring costs	14(b)	16	—	—
Unrealized loss on commodity derivative financial instruments	15(a)	9	—	—
Amortization of transitional deferred unrealized gain	15(a)	(1)	(2)	—
Foreign exchange gain on long-term debt		(10)	(18)	(72)
Loss on long-term debt refinancing		—	1	22
Future income taxes	16(a)	(55)	(20)	(1)
Share of results of significantly influenced companies		(7)	(2)	3
Others		(2)	6	12
		94	158	158

Changes in non-cash working capital components	17(a)	(10)	(2)	(32)
		84	156	126
Investing activities from continuing operations
Purchases of property, plant and equipment		(121)	(129)	(121)
Proceeds from disposal of property, plant and equipment		19	—	—
Purchases of other assets		(14)	(9)	(13)
Business acquisitions, net of cash acquired	5(a)	(52)	(120)	(31)
Business disposal, net of cash disposed	5(e)	—	14	—
		(168)	(244)	(165)
Financing activities from continuing operations
Bank loans and advances		(2)	3	(50)
Issuance of senior notes, net of related expenses		—	156	974
Change in revolving credit facilities, net of related expenses		174	(8)	155
Increase in other long-term debt		4	10	52
Payments of other long-term debt		(71)	(49)	(1,052)
Premium paid on redemption of long-term debt		—	(1)	(16)
Net proceeds from issuances of shares		—	2	2
Redemption of common shares and preferred shares of a subsidiary	11(b),(d)	(6)	(7)	(20)
Dividends		(13)	(13)	(14)
		86	93	31

Change in cash and cash equivalents during the year from continuing operations		2	5	(8)
Change in cash and cash equivalents from assets held for sale	4, 5(d)	14	—	—
Change in cash and cash equivalents during the year		16	5	(8)
Translation adjustments on cash and cash equivalents		(3)	(2)	(3)
Cash and cash equivalents – Beginning of year		30	27	38
Cash and cash equivalents – End of year		43	30	27

The accompagning notes are an integral part of these consolidated financial statements.

The Company’s operations are organized into and managed by three segments: packaging products, tissue papers and fine papers.

The Company analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under Canadian generally accepted accounting principles (“Canadian GAAP”); however, the chief operating decision-maker uses this performance measure for assessing the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Company. Intersegment operations are recorded on the same basis as sales to third parties, which is at fair market value.

Sales of the Company presented by reportable segment are as follows:

For each of the years in the three-year period ended		Sales
December 31, 2005 (in millions of Canadian dollars)	Note	2005	2004	2003
Packaging products
Boxboard
Manufacturing		684	705	727
Converting		717	513	292
Eliminations and others		(20)	13	7
		1,381	1,231	1,026
Containerboard(1)
Manufacturing		331	344	340
Converting		494	489	480
Eliminations and others		(186)	(200)	(191)
		639	633	629

Specialty products		509	509	484

Eliminations		(47)	(44)	(38)
		2,482	2,329	2,101
Tissue papers
Manufacturing and converting		711	665	620
Distribution(2)		22	87	89
Eliminations		(9)	(35)	(23)
		724	717	686
Fine papers
Manufacturing		319	341	346
Distribution(2)		421	409	417
Eliminations and others		(33)	(36)	(29)
		707	714	734
Eliminations		(51)	(68)	(72)
Assets held for sale	4	(402)	(438)	(454)
Total		3,460	3,254	2,995

(1)     The Company’s containerboard sub-segment consists entirely of its interest in Norampac inc. (“Norampac”), a joint venture.

(2)     Some or all of these sub-segments represent assets held for sale (see note 4).

The operating income (loss) before depreciation and amortization from continuing operations and the depreciation and amortization from continuing operations of the Company presented by reportable segment are as follows:

For each of the years in the three-year period ended		Operating income (loss) before depreciation and amortization and operating income (loss) from continuing operations
December 31, 2005 (in millions of Canadian dollars)	Note	2005	2004	2003
Packaging products
Boxboard
Manufacturing		(17)	19	37
Converting		56	45	15
Others		(6)	3	3
		33	67	55
Containerboard(1)
Manufacturing		(14)	25	18
Converting		46	54	52
Others		10	8	11
		42	87	81

Specialty products		34	24	38
		109	178	174
Tissue papers
Manufacturing and converting		99	74	72
Distribution(2)		2	2	1
		101	76	73
Fine papers
Manufacturing		(105)	(10)	(5)
Distribution(2)		(9)	7	11
		(114)	(3)	6
Corporate		7	(4)	(3)
Assets held for sale	4	7	(9)	(13)
Operating income before depreciation and amortization from continuing operations		110	238	237
Depreciation and amortization
Boxboard		(75)	(64)	(49)
Containerboard		(39)	(38)	(37)
Specialty products		(21)	(20)	(21)
Tissue papers		(37)	(36)	(36)
Fine papers		(10)	(11)	(11)
Corporate and eliminations		8	8	9
Assets held for sale	4	—	2	2
		(174)	(159)	(143)
Operating income (loss) from continuing operations		(64)	79	94

(1)     The Company’s containerboard sub-segment consists entirely of its interest in Norampac, a joint venture.

(2)     Some or all of these sub-segments represent assets held for sale (see note 4).

Purchases of property, plant and equipment by the Company presented by reportable segment are as follows:

For each of the years in the three-year period ended	Purchases of property, plant and equipment
December 31, 2005 (in millions of Canadian dollars)	2005	2004	2003
Packaging products
Boxboard
Manufacturing	9	22	19
Converting	28	20	10
Others	2	6	5
	39	48	34
Containerboard(1)
Manufacturing	12	13	14
Converting	10	15	13
Others	4	2	2
	26	30	29

Specialty products	10	16	19
	75	94	82
Tissue papers
Manufacturing and converting	33	20	25
Distribution(2)	—	1	—
	33	21	25
Fine papers
Manufacturing	9	10	7
Distribution(2)	—	—	1
Others	—	—	2
	9	10	10
Corporate	4	5	5
Assets held for sale	—	(1)	(1)
Total	121	129	121

(1)     The Company’s containerboard sub-segment consists entirely of its interest in Norampac, a joint venture.

(2)     Some or all of these sub-segments represent assets held for sale (see note 4).

Identifiable assets and goodwill of the Company presented by reportable segment are as follows:

	Identifiable assets
(in millions of Canadian dollars)	2005	2004
Packaging products
Boxboard	1,077	997
Containerboard(1)	746	744
Specialty products	355	378
	2,178	2,119
Tissue papers	542	552
Fine papers	318	369
Corporate	152	250
Consolidation revaluation(2)	(146)	(168)
Intersegment eliminations	(96)	(61)
	2,948	3,061
Investments	98	83
Total	3,046	3,144

	Goodwill
	2005	2004
Packaging products
Boxboard	31	27
Containerboard(1)	115	106
Specialty products	3	7
	149	140
Tissue papers	10	10
Fine papers	4	4
Consolidation revaluation(3)	(37)	(41)
Total	126	113

(1)           The Company’s containerboard sub-segment consists entirely of its interest in Norampac, a joint venture.

(2)           Consolidation revaluation includes adjustments of assets resulting from business acquisitions. it also includes the required adjustments resulting from the creation of Norampac, consisting mainly of reduction in property, plant and equipment and goodwill. The following table details the components of the consolidation revaluation relating to identifiable assets:

	2005	2004
Privatization of subsidiaries(a)	(31)	(44)
Creation of Norampac(b)	(69)	(75)
Creation of Norampac(c)	(41)	(45)
Others	(5)	(4)
	(146)	(168)

(a)   Represents the impact of the privatization of certain subsidiaries of the Company on December 31, 2000. The adjustment also reflects the accounting impact of the privatization of Cascades S.A. in 2002.

(b)   With respect to the creation of Norampac, the assets and liabilities that were contributed by the Company and Domtar Inc., the Company’s joint venture partner in Norampac, were recorded at their fair market value. However, upon proportionate consolidation of the joint venture, the Company reduced its portion of the contributed assets and liabilities to their original carrying value.

(c)   A portion of the gain realized on the creation of Norampac was recognized against property, plant and equipment and goodwill. The net book value of the deferred gain allocated against goodwill was $22 million. For the years ended December 31, 2005 and 2004, the net book value of the deferred gain allocated against goodwill was $15 million and $16 million, respectively.

(3)           The amounts shown for identifiable assets include a reduction of goodwill for the years ended December 31, 2005 and 2004 amounting to $37 million and $41 million, respectively, which are shown separately in the table above under goodwill.

Sales, property, plant and equipment, goodwill, customer relationship and client lists and other finite-life intangible assets of the Company presented by geographic segment are as follows:

For each of the years in the three-year period ended
December 31, 2005 (in millions of Canadian dollars)	Note	2005	2004	2003
Sales
Operations located in Canada
Within Canada		1,563	1,571	1,660
To the United States		514	555	540
Offshore		33	54	51
		2,110	2,180	2,251
Operations located in the United States
Within the United States		1,009	833	614
To Canada		152	94	36
Offshore		17	31	—
		1,178	958	650
Operations located in Europe
Within Europe		533	496	461
To the United States		5	5	8
To other countries		36	53	77
		574	554	546
Operations located in Mexico		—	—	2
Assets held for sale – Operations located in Canada	4	(402)	(438)	(454)
Total		3,460	3,254	2,995

	2005	2004
Property, plant and equipment
Canada	930	993
United States	479	476
Europe	153	231
Total	1,562	1,700

	2005	2004
Goodwill, customer relationship and client lists and other finite-life intangible assets
Canada	101	70
United States	77	76
Europe	1	1
Total	179	147

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

1  Accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with Canadian GAAP and include the significant accounting policies listed below.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. They also include the portion of the accounts of the joint ventures accounted for through the proportionate consolidation method. Investments in significantly influenced companies are accounted for using the equity method.

Variable interest entities

The Company also identifies variable interest entities in which it has an interest and determines whether it is the primary beneficiary of such entities. If the Company is the primary beneficiary of the variable interest entities identify, those entities are consolidated. A variable interest entity is defined as an entity in which the equity is not sufficient to permit the entity to finance its activities without external financial support, or the equity investors lack either voting control and obligation to absorb future losses or the right to receive future returns.

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, as well as the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the available information, management reviews its estimates, including those related to environmental costs, pension plans, useful life of property, plant and equipment and impairment of long-lived assets and goodwill. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they are known.

Revenue recognition

The Company recognizes its sales, which consist quasi exclusively of product sales, when persuasive evidence of an arrangement exists, goods are shipped, significant risks and benefits of ownership are transferred, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured.

Fair market value of financial instruments

The Company estimates the fair market value of its financial instruments based on current interest rates, market value and current pricing of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of these financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, bank loans and advances, accounts payable and accrued liabilities, approximates their fair market value.

Derivative financial instruments

The Company uses derivative financial instruments in the management of its foreign currency, commodity and interest rate exposures. Except for certain interest rate swap agreements, the Company’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company documents relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also assesses whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

FOREIGN EXCHANGE FORWARD CONTRACTS DESIGNATED AS HEDGING INSTRUMENTS In order to reduce the potential adverse effects of currency fluctuation, the Company enters into various foreign exchange forward contracts. Realized and unrealized gains and losses on these derivative financial instruments used to hedge anticipated sales, purchases or interest expenses denominated in foreign currencies are recognized as an adjustment of sales, cost of sales or interest expenses when the underlying sale, purchase or interest expense is realized.

FOREIGN EXCHANGE FORWARD CONTRACTS AND CURRENCY OPTIONS NOT DESIGNATED AS HEDGING INSTRUMENTS Foreign exchange forward contracts and currency options not designated as hedging instruments are recorded at fair value. The fair value of these instruments is reviewed periodically and the resulting gains and losses are reported to earnings.

COMMODITY CONTRACTS DESIGNATED AS HEDGING INSTRUMENTS The Company also uses certain swaps and forward contracts on commodities in order to fix the price for nominal quantities of certain raw materials or finished goods to reduce the adverse effects of changes in raw material costs and sales prices of finished goods. Realized and unrealized gains and losses arising from these contracts are recognized in sales or cost of sales when the sale or purchase of the underlying commodity is recorded.

COMMODITY CONTRACTS NOT DESIGNATED AS HEDGING INSTRUMENTS The Company uses swaps and forward contracts on commodity that are not designated as hedging instruments. These instruments are recorded at fair value. The fair value of these contracts is reviewed periodically and the resulting gains and losses are reported to earnings.

INTEREST RATE SWAP AGREEMENT DESIGNATED AS HEDGING INSTRUMENT The Company has entered into an interest rate swap agreement in order to hedge the changes in fair value of a portion of its long-term debt. Interest expense on the debt is adjusted to include the payments made or received under the interest rate swaps.

INTEREST RATE SWAP AGREEMENTS NOT DESIGNATED AS HEDGING INSTRUMENTS These interest rate swap agreements require the exchange of interest payments without actual exchange of the notional amount on which the payments are based. The Company adjusts the interest expense on the debt to include payments made or received under interest rate swap agreements. These instruments are accounted for at fair value and resulting gains or losses are included in earnings under Selling and administrative expenses.

OTHERS Realized and unrealized gains or losses associated with derivative financial instruments, which have been terminated or cease to be effective prior to maturity, are deferred under current or long-term assets or liabilities and recognized in earnings in the period in which the underlying original hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative financial instrument, any realized or unrealized gain or loss on such derivative financial instrument is recognized in earnings.

Derivative financial instruments which are not designated as hedges or have ceased to be effective prior to maturity are recorded at their estimated fair values under current or long-term assets or liabilities with changes in their estimated fair values recorded in earnings. Estimated fair value is determined using pricing models incorporating current market prices and the contractual prices of the underlying instruments, the time value of money and yield curves.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.

Inventories

Inventories of finished goods are valued at the lower of average production cost and net realizable value. Inventories of raw materials and supplies are valued at the lower of cost and replacement value. Cost of raw materials and supplies is determined using the average cost and the first-in, first-out methods respectively.

Property, plant and equipment, depreciation and amortization

Property, plant and equipment are recorded at cost, including interest incurred during the construction period of certain property, plant and equipment. Depreciation and amortization are calculated on a straight-line basis at annual rates varying from 3% to 5% for buildings, 5% to 10% for machinery and equipment, and 15% to 20% for automotive equipment, determined according to the estimated useful life of each class of property, plant and equipment.

Grants and investment tax credits

Grants and investment tax credits are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation and amortization, using the same rates as those used to amortize the related property, plant and equipment.

Other investments

Other investments are recorded at cost except when there is a decline in value which is other than temporary, in which case they are reduced to their estimated net realizable value.

Goodwill

The Company assesses periodically whether a provision for impairment in the value of goodwill is required. This is accomplished mainly by determining whether projected discounted future cash flows exceed the net book value of goodwill of the respective business units. Goodwill is tested for impairment annually on December 31 or when an event or circumstance occurs that could potentially result in a permanent decline in value.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurence of events or changes in circumstances indicating that the carrying value of the asset may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally using discounted future cash flows expected from their use and eventual disposition.

Deferred charges

Deferred charges are recorded at cost and include, in particular, the issuance costs of long-term debt, which are amortized on a straight-line basis over the anticipated period of repayment of the respective debt, and start-up costs which are amortized on a straight-line basis over a period of three to five years from the end of the start-up period.

Environmental costs

Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Expenditures incurred to prevent future environmental contamination are capitalized and amortized on a straight-line basis at annual rates varying from 5% to 10%. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. A provision for environmental cost is recorded when it is probable that a liability has been incurred and the costs can be reasonably estimated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Asset retirement obligations

Asset retirement obligations are recognized at fair value in the period in which the Company incurred such an obligation and if a reasonable estimate of the fair value can be made. The associated costs are capitalized as part of the carrying value of the related asset and depreciated over its remaining useful life. The liability is accreted using a credit-adjusted risk-free interest rate of the Company.

Employee future benefits

The Company offers funded and non-funded defined benefit pension plans, some defined contribution pension plans, and group registered retirement savings plans that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, based on the average salaries or compensation at the end of career. Retirement benefits are, in some cases, partially adjusted based on inflation. The Company also contributes to its employee’s complementary retirement benefit plans and other post-employment benefit plans, such as group life insurance and medical and dental care plans. However, these benefits, other than pension plans, are not funded.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and management’s best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date.

For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. Past service costs arising from a plan amendment are amortized on a straight-line basis over the average remaining service period of the group of employees active at the date of the amendment. The excess of the net actuarial gain or loss over the greater of (a) 10% of the accrued benefit obligation at the beginning of the year and (b) 10% of the fair value of plan assets at the beginning of the year, is amortized over the average remaining service period of active employees, which may vary from 5 to 19 years (weighted average of 13 years) in 2005 depending on the plan (2004–8 to 19 years (weighted average of 13 years).

When restructuring a plan causes a curtailment and a settlement at the same time, the curtailment is accounted for before the settlement.

The measurement date of the retirement benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. The last evaluation took place on December 31, 2003 for almost half of the plans and on December 31, 2004 for most of the other plans.

Income taxes

The Company uses the liability method in accounting for income taxes. According to this method, future income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect in the year in which these temporary differences are expected to be recovered or settled. Future income tax assets are recognized when it is more likely than not that the assets will be realized.

Foreign currency translation

Foreign currency transactions

Transactions denominated in currencies other than the business unit currency measurement are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the balance sheet date. Gains and losses related to the portion of the long-term debt designated as a hedge of the net investment of the Company in self-sustaining foreign operations

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

are recorded in cumulative translation adjustments net of related income taxes. Unrealized gains and losses on translation of other monetary assets and liabilities are reflected in the determination of the net results for the year.

Foreign operations

The Company’s foreign operations are defined as self-sustaining. The assets and liabilities of these operations are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are deferred and shown as a separate component of shareholders’ equity as cumulative translation adjustments.

Stock-based compensation

The Company applies, since January 1, 2002, the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists of recording expenses to earnings based on the vesting period of the options granted. The fair value is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any consideration paid by employees as well as the related stock based compensation are credited to capital stock.

Earnings per common share

Earnings per common share is determined using the weighted average number of common shares outstanding during the year. Diluted earnings per common share is determined using the treasury stock method to evaluate the dilutive effect of stock options, convertible instruments and equivalents, when applicable. Under this method, instruments with a dilutive effect, basically when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Company at the average market price for the period.

Comparative figures

Certain reclassifications have been made to the prior years’ figures to conform to the presentation adopted in 2005.

2  Changes in accounting policies

New accounting standards adopted

a) VARIABLE INTEREST ENTITIES On January 1, 2005, the Company adopted prospectively Accounting Guideline 15
(“AcG-15”), “Consolidation of variable interest entities”. The new guideline requires companies to identify variable interest entities in which they hold a variable interest to determine whether they are the primary beneficiary of such entities and, if so, to consolidate them. A variable interest entity is defined as an entity in which the equity is not sufficient to permit that entity to finance its activities without external support, or the equity investors lack either voting control and obligation to absorb future losses or the right to receive future returns. The application of this standard had no material impact on the financial position or results of operations of the Company.

b) HEDGING RELATIONSHIPS On January 1, 2004, the Company adopted prospectively Accounting Guideline 13 (“AcG-13”) regarding hedge accounting. In compliance with the criteria required by AcG-13, hedge accounting requires the Company to document the risk management strategy used. Upon executing a hedging contract, management documents the hedged item, namely asset, liability or anticipated transaction, the characteristics of the hedging instrument used and the selected method of assessing effectiveness. The prior accounting policy has been maintained for hedging relationships deemed to be effective January 1, 2004. Consequently, realized and unrealized gains and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

losses on hedges continue to be deferred until the hedged item is realized so as to allow matching in the statement of earnings. Hedge accounting was continued as at January 1, 2004 for hedging relationships existing as at December 31, 2003 that satisfied the conditions of AcG-13. Hedging relationships existing as at December 31, 2003 that did not satisfy the conditions of AcG-13 were recorded at fair value as at January 1, 2004, resulting in an increase in assets of $3.7 million and in liabilities of $0.1 million. The related unrealized gain of $3.6 million was deferred and presented under “Other liabilities” on the balance sheet.

c) ASSET RETIREMENT OBLIGATIONS On January 1, 2004, the Company adopted retroactively, without prior period restatement, the new recommendations of the CICA relating to asset retirement obligations. This standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The application of this standard did not have any significant impact on the financial position or results of operations of the Company.

New accounting standards not yet adopted

d) NON-MONETARY TRANSACTIONS In June 2005 , the CICA revised the exiting Section 3830, “Non-monetary Transactions”, and replace it by Section 3831, “Non-monetary Transactions”. The revised standard replaces the current exception from measurement of a non-monetary transaction at fair value for non-monetary exchanges which do not represent the culmination of the earnings process, with an exception based on whether the transaction has commercial substance. The revised standard will be applied to non-monetary transactions initiated in periods beginning after January 1, 2006.

e) FINANCIAL INSTRUMENTS, HEDGING, CAPITAL ASSETS AND COMPREHENSIVE INCOME In January 2005, the CICA published four new sections: Section 1530, “Comprehensive Income”; Section 3251, “Equity”; Section 3855, “Financial Instruments – Recognition and Measurement”; and Section 3865, “Hedges”. These new standards regarding recognition and measurement of financial instruments, hedging and comprehensive income have been issued to allow harmonisation with the generally accepted accounting policies already used in the United States (U.S. GAAP). These new standards have to be adopted by the Company at the latest for the period beginning January 1, 2007, but early adoption is encouraged. The Company is presently evaluating the impact of these new standards.

3  Measurement uncertainty

The Company evaluates the net book value of its long-lived assets when events or changes in circumstances indicate that the net book value of the assets may not be recoverable. To evaluate long-lived assets, the Company determines if the undiscounted future cash flows of operating activities exceed the net book value of the assets at the valuation date. Estimates of future cash flows and fair value are based on judgment and could change.

During the fourth quarter of 2005, impairment tests on long-lived assets were performed on eight operating units due to their operating loss. Four of these units are part of the Boxboard group, three are part of the Containerboard group of the Packaging products segment and one is in the Fine papers segment. These tests resulted in an impairment charge to the Blendecques, France boxboard mill amounting to €20 million ($28 million or $19 million after tax). The combined net book value of the property, plant and equipment, net of impairment of the above operating unit, is $314 million as at December 31, 2005, including $86 million in the joint venture.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

According to the results of the impairment tests performed, it is not necessary to record an impairment loss for these operating units, with the exception of the impairment loss on property, plant and equipment disclosed above and in note 14. However, given the sensitivity of certain key assumptions used, such as exchange rates, selling prices and costs of raw materials and energy, there is a measurement uncertainty regarding certain operating units because it is possible that variations in future conditions could require a modification of the stated amount of long-lived assets when new impairment tests will be conducted.

4  Assets held for sale

During the fourth quarter of 2004, the Company decided to initiate a divestiture plan for its distribution activities in the Fine papers and Tissue papers segments. Consequently, assets, liabilities, earnings and cash flows from these activities for the current period and for all comparative periods are classified as assets held for sale. Financial information relating to these assets held for sale is as follows:

	2005	2004	2003
Condensed balance sheet
Current assets	99	126
Long-term assets	5	9
Current liabilities	22	29
Condensed statement of earnings
Sales	402	438	454
Depreciation and amortization	—	2	2
Operating income (loss)(1)	(7)	7	11
Interest expenses	2	3	3
Income taxes	1	1	4
Net earnings (loss) from assets held for sale	(10)	3	4
Net earnings (loss) per share from assets held for sale	(0.12)	0.03	0.05
Condensed statement of cash flows
Cash flows from operating activities	16	1	14
Cash flows from investing activities	14	(1)	(1)
Cash flows from financing activities	(16)	—	(13)

(1) Operating income (loss) includes the following items:

	Note	2005	2004	2003
Gain on disposal of the distribution activities of the Tissue papers segment	5(d)	1	—	—
Provision on disposal of the distribution activities of the Fine papers segment	(a)	(9)	—	—
Legal settlement	(b)	(10)	—	—
		(18)	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

a) On November 17, 2005, the Company announced that it had reached an agreement for the sale of its paper merchant division known as Cascades Resources, the distribution activities of its Fine papers segment, to Coast Paper Limited, a subsidiary of PaperlinX Limited, for a purchase price of approximately $85 million. The Company expects to complete this transaction by the end of February 2006 subject to regulatory approval and other normal closing conditions. The Company recorded a loss of $9 million ($7 million after-tax) to bring the book value of the net assets to be sold to their net estimated realizable value. The final selling price will be adjusted during the year 2006.

b) In 2003, the Company was informed that Cascades Resources was the subject of an inquiry by the Canadian Commissioner of Competition as to whether this division and its competitors had colluded to unduly reduce market competition between paper merchants in Canada. On January 9, 2006, the Company entered a guilty plea in Ontario Superior Court relating to sales in Ontario and Québec of carbonless sheet paper. Pursuant to the plea, the Company has agreed to pay a total of $12.5 million, in equal installments over a period of six and a half years. The first payment will be due in January 2008. In 2005, a loss of $10 million was recorded in earnings representing the discounted amount of the liability which is presented as “Other liabilities” in the balance sheet.

5  Business acquisitions and disposals

a) 2005 ACQUISITIONS On January 14, 2005, the Company acquired certain assets of Dover Industries Limited, located in Burlington (Ontario) a cash consideration of $8 million and on October 14, 2005 the Company paid $6 million to acquire certain assets of the paperboard division of Fraser Papers located in Edmundston, New Brunswick. Both units are part of the converting sector of the boxboard group.

On October 11, 2005, a joint venture of the Company acquired the assets of three corrugated products converting plants from SPB Canada inc. respectively located in Montréal, Québec, Le Gardeur, Québec, and Belleville, Ontario, for an approximate consideration of $75 million (the Company’s share amounted to $38 million).

During the second quarter of 2005, the Company made its final payment amounting to $57 million (US$46 million) with respect to the acquisition of Dopaco, Inc. announced in August 2004, which resulted in an adjustment to goodwill amounting to $3 million (US$2 million).

b) 2004 ACQUISITIONS On February 18, 2004 and June 3, 2004, the Company acquired the 50% interest held by its partners in Cascades Sonoco S.A. for an amount of nil and in Greenfield SAS for a cash consideration of $2 million (€1.5 million). On March 11, 2004, the Company acquired the assets of a tissue mill located in Memphis, Tennessee, from American Tissue or affiliates thereof, for a cash consideration of $15 million (US$11.4 million). On April 2, 2004, a joint venture of the Company acquired the shares of Johnson Corrugated Products Corp., a corrugated products plant in Thompson, Connecticut, for an approximate cash consideration of $15 million (US$11.7 million). The Company’s 50% share of the purchase price amounted to $8 million

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

(US$5.9 million). On June 11, 2004, a joint venture of the Company acquired the non-controlling interest of its subsidiary for a cash consideration of $14 million. The Company’s 50% share of the purchase price amounted to $7 million.

On August 24, 2004, the Company acquired the remaining outstanding shares (50%) of Dopaco, Inc., a U.S. producer of packaging products for the quick service restaurant industry, for an approximate consideration of $139 million (US$106.5 million), of which $82 million (US$63 million) had been paid in cash at the closing date and a balance initially estimated at $57 million (US$43.5 million) was payable in May 2005 based on a financial formula. The balance sheet and results of Dopaco, Inc. are fully consolidated since that date. On August 27, 2004, a joint venture of the Company acquired the assets of AIM Corrugated Container Corp., a corrugated products plant in Lancaster, New York, for an approximate cash consideration of $21 million (US$16 million). The Company’s 50% share of the purchase price amounted to $10 million (US$8 million).

c) 2003 ACQUISITIONS On March 6, 2003 , the Company acquired 50% of the assets of La Compagnie Greenfield S.A. as part of its Packaging products group for $0.6 million (€0.3 million). On April 14, 2003, a joint venture of the Company acquired a corrugated products converting plant as part of its Packaging products group, located in Schenectady, New York. The aggregate purchase price, subject to certain adjustments, was $32 million (US$22 million) and comprised $20 million (US$14 million) in cash and all the operating assets of its Dallas-Fort Worth, Texas plant valued at $12 million (US$8 million). The Company’s 50% share in the cash portion of the purchase price amounted to $10 million (US$7 million).

On October 1, 2003, the Company increased its investment in Dopaco, Inc. from 40% to 50% for a consideration of $17 million (US$12.4 million). The balance sheet and results of Dopaco have been proportionally consolidated since October 1, 2003.

On December 22, 2003, the Company completed the acquisition of all shares in Scierie P. H. Lemay ltée, a Canadian company operating a sawing and a planing plant, for a consideration of $3 million. Prior to this transaction, the Company had a 50% holding in that company.

These acquisitions have been accounted for using the purchase method and the accounts and results of operations of these entities have been included in the consolidated financial statements since their respective dates of acquisition. The following allocations of the purchase prices to the identifiable assets acquired and liabilities assumed resulted in goodwill of $10 million for the year ended December 31, 2005 (2004–$33 million; 2003–$7 million). None of the above-mentioned goodwill is expected to be deductible for tax purposes with the exception of an amount of $10 million on December 31, 2005 (2004–$5 million). The purchase price allocations presented in the table below for the acquisition of SPB have not been completed yet with respect to the identification and valuation of other potential intangible assets, future employee benefits, restructuring costs and working capital adjustments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

	2005
Acquired company	Dover	Fraser	SPB
	Packaging	Packaging	Packaging
Business segment	products	products	products	Total
Accounts receivable	—	—	8	8
Inventories	—	—	5	5
Property, plant and equipment	3	1	22	26
Customer relationship and client lists	5	5	—	10
Goodwill	—	—	10	10
	8	6	45	59
Accounts payable and accrued liabilities	—	—	(4)	(4)
Other liabilities	—	—	(3)	(3)
Total consideration paid	8	6	38	52

	2004
		AIM &	American
Acquired company	Dopaco	Johnson	Tissue	Others
	Packaging	Packaging	Tissue	Packaging
Business segment	products	products	papers	products	Total
Cash and cash equivalents	2	1	—	1	4
Accounts receivable	26	3	—	4	33
Inventories	38	—	—	6	44
Property, plant and equipment	123	8	15	3	149
Customer relationship and client lists	26	—	—	4	30
Goodwill	24	9	—	—	33
	239	21	15	18	293
Accounts payable and accrued liabilities	(27)	(2)	—	(8)	(37)
Long-term debt	(17)	—	—	(3)	(20)
Other liabilities	(46)	(1)	—	2	(45)
	149	18	15	9	191
Less: Investments realized in prior years	(10)	—	—	—	(10)
Less: Balance of purchase price	(57)	—	—	—	(57)
Total consideration paid	82	18	15	9	124

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

	2003
Acquired company	Greenfield	Schenectady	Dopaco	Scierie Lemay
	Packaging	Packaging	Packaging	Packaging
Business segment	products	products	products	products	Total
Accounts receivable	—	2	19	4	25
Inventories	2	2	27	9	40
Property, plant and equipment	—	11	107	16	134
Other assets	—	—	10	4	14
Goodwill	—	2	4	1	7
	2	17	167	34	220
Bank loans and advances	—	—	—	(5)	(5)
Accounts payable and accrued liabilities	(1)	(1)	(22)	(6)	(30)
Long-term debt	—	—	(14)	(10)	(24)
Other liabilities	—	—	(32)	(3)	(35)
	1	16	99	10	126
Less: Fair market value of assets exchanged	—	(6)	—	—	(6)
Less: Investments realized in prior years	—	—	(82)	(7)	(89)
Total consideration paid	1	10	17	3	31

d) 2005 DISPOSALS On March 31, 2005 , the Company sold the distribution activities of its Tissue papers segment for a total consideration of $16 million. Of the total selling price, $14 million was received at closing; $1 million will be received at the first anniversary date and $1 million in four instalments due March 31, 2006 to March 31, 2009. The disposal of the net assets resulted in a gain of $1 million before related income taxes of $0.5 million.

Business segment	Tissue papers
Accounts receivable	11
Inventories	7
Property, plant and equipment	4
Other assets	1
23
Accounts payable and accrued liabilities	(8)
15
Gain on disposal	1
Balance of sale price - other assets	(2)
Total consideration received	14

e) 2004 DISPOSALS On May 10, 2004, the Company sold the assets of two of its fiberboard panel businesses (Packaging products segment) located in Canada for a total consideration of $16 million. Of this transaction price, $14 million was received at closing and $2 million will be received at the latest in 2011. The Company realized a gain of $4 million before related income taxes of $1 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

6  Inventories

	2005	2004
Finished goods	288	284
Raw materials	114	130
Supplies	135	145
	537	559

7  Property, plant and equipment

		Accumulated
2005	Cost	depreciation	Net
Lands	54	—	54
Buildings	437	151	286
Machinery and equipment	2,484	1,321	1,163
Automotive equipment	55	43	12
Others	75	28	47
	3,105	1,543	1,562

		Accumulated
2004	Cost	depreciation	Net
Lands	52	—	52
Buildings	436	140	296
Machinery and equipment	2,491	1,207	1,284
Automotive equipment	52	41	11
Others	72	15	57
	3,103	1,403	1,700

Property, plant and equipment include assets under capital leases with a cost of $16 million and accumulated depreciation of $10 million as at December 31, 2005 (2004–$9 million and $3 million respectively). Other property, plant and equipment include items that are not depreciated, such as machinery and equipment in the process of installation with a book value of $12 million (2004–$28 million), deposits on purchases of property, plant and equipment amounting to $14 million (2004–$12 million) and unused properties, machinery and equipment with a net book value of $15 million (2004–$10 million) which do not exceed their estimated net realizable value.

Depreciation of property, plant and equipment amounted to $169 million for the year ended December 31, 2005 (2004–$157 million; 2003–$141 million).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

8  Other assets and goodwill

a) Other assets are detailed as follows:

	Note	2005	2004
Investments in significantly influenced companies (1)		90	74
Other investments		8	9
Deferred charges	(c)	36	38
Employee future benefits	(18b)	46	52
Fair value of derivative financial instruments		—	8
Customer relationship and client lists	(c)	38	30
Other finite-life intangible assets	(c)	15	4
		233	215

(1)   Investments in significantly influenced companies include a 43% interest in Boralex Inc. for a net book value of $82 million and a market value of $108 million (2004- $73 million, $68 million).

b) Goodwill fluctuated as follows:

	2005
	Packaging products
		Container-	Specialty		Tissue
	Boxboard	board	products	Sub-total	papers	Total
Carrying value of goodwill –
Beginning of year	27	74	2	103	10	113
Goodwill resulting from business acquisitions	3	10	—	13	—	13
Amortization of a deferred gain(1)	—	1	—	1	—	1
Foreign currency translation and others	1	(2)	—	(1)	—	(1)
Carrying value of goodwill – End of year	31	83	2	116	10	126

	2004
	Packaging products
		Container-	Specialty		Tissue
	Boxboard	board	products	Sub-total	papers	Total
Carrying value of goodwill –
Beginning of year	5	66	2	73	10	83
Goodwill resulting from business acquisitions	24	9	—	33	—	33
Amortization of a deferred gain(1)	—	1	—	1	—	1
Foreign currency translation and others	(2)	(2)	—	(4)	—	(4)
Carrying value of goodwill – End of year	27	74	2	103	10	113

(1)   On December 30, 1997, the Company and Domtar Inc. merged their respective containerboard and corrugated packaging operations to form Norampac, a 50-50 joint venture. A portion of the gain realized on the transaction was recorded against property, plant and equipment and goodwill. Under current accounting standards, the portion of the deferred gain allocated to goodwill is amortized on a straight-line basis over a period of 25 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

c) Other intangible assets are detailed as follows:

	2005			2004
		Accumulated			Accumulated
	Cost	amortization	Net	Cost	amortization	Net
Deferred charges
Start-up cost	12	5	7	34	24	10
Financing costs	33	12	21	33	9	24
Other	10	2	8	10	6	4
	55	19	36	77	39	38
Customer relationship and client lists	42	4	38	32	2	30
Other finite-life intangible assets	16	1	15	7	3	4
	58	5	53	39	5	34

Amortization of deferred charges and other finite-life intangible assets calculated on a straight-line basis amounted to $10 million for the year ended December 31, 2005 (2004–$8 million; 2003–$5 million).

The weighted average amortization period is as follows (in number of years):

Start-up cost	4
Financing costs	9
Other	5
Deferred charges	7
Customer relationship and client lists	23
Other finite-life intangible assets	20

The estimated aggregate amount of amortization expense for intangible assets in each of the next five years is as follows:

Years ending December 31,
2006	10
2007	8
2008	7
2009	7
2010	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

9  Long-term debt

	Note	2005	2004
Cascades Inc. and its subsidiaries
Revolving credit facility, weighted average rate of 4.38% as at December 31, 2005, maturing in 2010	(a)	167	159
Term credit facility, bearing interest at 4.48% as at December 31, 2005, maturing in 2012		100	—
7.25% Unsecured senior notes of US$675 million, maturing in 2013	(a), (c)	787	813
Balance of purchase price	5(a), (b)	—	52
Capital lease obligations	(c), (f)	11	5
Other debts		19	19
		1,084	1,048
Less: Current portion		7	56
		1,077	992

Joint ventures

The Company’s proportionate share of the following debts of joint ventures does not give to their holders any recourse against the assets or general credit of Cascades Inc. and its subsidiaries.

	Note	2005	2004
Revolving credit facility, weighted average rate of 3.95% as at December 31, 2005, maturing in 2008	(b)	58	10
6.75% Unsecured senior notes of US$250 million (Cascades portion US$125 million), maturing in 2013	(b), (c)	146	151
Other debts		9	17
		213	178
Less: Current portion		1	2
		212	176
Total
Long-term debt		1,297	1,226
Less: Current portions		8	58
		1,289	1,168

a)                 On October 31, 2005, the Company completed the refinancing of its $500 million credit facility originally put in place in February 2003. This new $550 million credit facility includes a $450 million five-year revolving facility maturing in 2010 and a seven-year $100 million term facility maturing in 2012. The seven-year term facility can be reimbursed without penalty, at the company’s option any time prior to maturity. Its obligations under this new revolving credit facility are secured by all inventory and receivables of Cascades and its North American subsidiaries and by the property, plant and equipment of three of its mills.

On February 5, 2003, the Company issued new unsecured senior notes for an aggregate amount of US$450 million, which were subsequently registered with the Securities and Exchange Commission of the United States. These notes, bearing a 7.25% coupon,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

will mature in 2013 and are redeemable all or in part at the option of the Company under certain conditions and subject to payment of a redemption premium.

On July 8, 2003, the Company completed a private placement of US$100 million of 7.25% senior notes due in 2013, which are treated as part of the same series of 7.25% senior notes due in 2013 issued in February, as described above. These senior notes were subsequently registered with the Securities and Exchange Commission of the United States. The issuance of these senior notes was completed at a price of 104.50% or an effective interest rate of 6.61%.

On December 2, 2004, the Company completed a private placement of US$125 million of 7.25% senior notes due in 2013, which are treated as part of the same series of 7.25% senior notes due in 2013 issued in February 2003, as described above. These senior notes were subsequently registered with the Securities and Exchange Commission of the United States. The issuance of these senior notes was completed at a price of 105.50% or an effective interest rate of 6.376%.

b)                On May 28, 2003, a joint venture of the Company, Norampac Inc., completed a series of transactions to substantially refinance all of its existing credit facilities. Norampac secured a new five-year revolving credit facility of $350 million. Its obligations under this new revolving credit facility are secured by all inventory and receivables of Norampac and its North American subsidiaries, and by the property, plant and equipment of two of its mills and three of its converting facilities. In addition, Norampac issued new unsecured senior notes for an aggregate amount of US$250 million, which were subsequently registered with the Securities and Exchange Commission of the United States. These notes, bearing a 6.75% coupon, will mature in 2013 and are redeemable in all or in part at the option of the joint venture under certain conditions and subject to payment of a redemption premium.

c)                 As at December 31, 2005, the fair value of the unsecured senior notes and the capital lease obligations of Cascades Inc. and its subsidiaries and joint ventures was estimated at $827 million and $141 million respectively (December 31, 2004- $865 million and $158 million respectively) based on the market value of the senior notes and on discounted future cash flows using interest rates available for issues with similar terms and average maturities.

d)                As at December 31, 2005, the long-term debt included amounts denominated in foreign currencies of US$839 million and €28 million (December 31, 2004–US$933 million and €31 million).

As at December 31, 2005, accounts receivable and inventories totalling approximately $593 million (2004–$589 million) as well as property, plant and equipment totalling approximately $160 million (2004–$156 million) were pledged as collateral for the long-term debt of Cascades Inc. and its subsidiaries.

Accounts receivable and inventory totalling approximately $146 million (2004–$149 million) as well as property, plant and equipment totalling approximately $77 million (2004–$75 million) were pledged as collateral for the long-term debt of a joint venture.

e)                 Under various credit agreements, the Company and joint ventures are subject to a number of covenants, including the maintenance of certain financial ratios.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

f )                The estimated aggregate amount of repayments on long-term debt, excluding capital lease obligations, in each of the next five years is as follows:

	Cascades Inc.
Years ending December 31,	and its subsidiaries	Joint ventures
2006	2	1
2007	2	1
2008	1	59
2009	1	1
2010	168	3
Thereafter	899	148

g) As at December 31, 2005, future minimum payments under capital lease obligations are as follows:

	Cascades Inc.
Years ending December 31,	and its subsidiaries	Joint ventures
2006	6	—
2007	5	—
2008	1	—
	12	—
Less: Interest (weighted average rate of 6.45%)	1	—
	11	—
Less: Current portion	5	—
	6	—

h) As at December 31, 2005, the Company and joint ventures had unused credit facilities of $274 million and $126 million respectively (December 31, 2004–$334 million and $168 million respectively).

10  Other liabilities

	Note	2005	2004
Employee future benefits	18(b)	85	84
Future income taxes	16(c)	160	214
Unrealized gain on derivative financial instruments		6	5
Legal settlement	4(b)	10	—
Other		4	—
		265	303

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

11  Capital stock

	Note	2005	2004
Common shares	(a)	259	261
Adjustment relating to stock options and others	(c)	5	4
		264	265

a) The authorized capital stock of the Company consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

		2005		2004
		Number		Number
	Note	of shares	$	of shares	$
Balance – Beginning of year		81,361,580	261	81,731,387	262
Shares issued on exercise of stock options	(c)	12,560	—	133,893	1
Redemption of common shares	(d)	(555,600)	(2)	(503,700)	(2)
Balance – End of year		80,818,540	259	81,361,580	261

b) In 2003, the Company purchased the totality of 4,300,000 Class B preferred shares of a subsidiary for a consideration of $16 million. The excess of the redemption price of $10 million over the recorded capital is included in retained earnings.

c) Under the terms of a share option plan adopted on December 15, 1998 for officers and key employees of the Company and its joint ventures, 6,534,701 common shares have been specifically reserved for issuance. Each option will expire at a date not to exceed 10 years following the date the option was granted. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options granted before December 31, 2003 are 25% of the number of shares under option within 12 months after the date of grant, and up to an additional 25% every 12 months after the first, second and third anniversary dates of grant. The terms for exercising the options granted in 2004 and thereafter are 25% of the number of shares under option within the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversary dates of grant. The options cannot be exercised if the market value of the share is lower than its book value at the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Changes in the number of options outstanding as at December 31 are as follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise	Number	exercise	Number	exercise
	of options	price	of options	price	of options	price
Beginning of year	1,756,986	10.67	1,494,942	9.83	1,378,610	8.82
Granted	390,181	12.73	407,723	13.02	321,596	13.04
Exercised	(12,560)	9.47	(133,893)	8.27	(180,115)	7.92
Forfeited	(19,440)	13.10	(11,786)	13.10	(25,149)	8.99
End of year	2,115,167	11.03	1,756,986	10.67	1,494,942	9.83
Options exercisable – End of year	766,001	7.60	1,131,655	9.35	935,011	8.55

The following options were outstanding as at December 31, 2005:

	Options outstanding		Options exercisable
	Number	Weighted average	Number	Weighted average
Year granted	of options	exercise price	of options	exercise price	Expiration
1996	34,200	6.64	34,200	6.64	2006
1999	321,969	8.47	321,969	8.47	2009
2000	71,936	7.76	71,936	7.76	2010
2001	337,896	6.82	337,896	6.82	2011
2002	265,361	13.24	—	—	2012
2003	294,289	13.04	—	—	2013
2004	399,335	13.02	—	—	2014
2005	390,181	12.73	—	—	2015
	2,115,167		766,001

The following assumptions were used in 2005, 2004 and 2003 to estimate the fair value, at the date of grant, of each option issued to employees:

	2005	2004	2003
Risk-free interest rate	3.9%	4.3%	4.8%
Expected dividend yield	1.26%	1.24%	1.21%
Expected life of the options	6 years	6 years	6 years
Expected volatility	26%	29%	28%
Weighted average fair value of issued options	$3.69	$4.07	$4.36

d) In 2005, in the normal course of business, the Company renewed its redemption program of a maximum of 4,068,707 common shares with the Toronto Stock Exchange which represent approximately 5% of issued and outstanding common shares. The redemption authorization is valid from March 11, 2005 to March 10, 2006. In 2005, the Company redeemed 555,600 common shares under this program for a consideration of approximately $6 million (2004–$7 million; 2003–$4 million).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

e) The basic and diluted net earnings (loss) per common share for the years ended December 31, 2005, 2004 and 2003 are calculated as follows:

	2005	2004	2003
Net earnings (loss)	(97.5)	22.6	54.7
Dividends – Preferred shares	—	—	(0.5)
Net earnings (loss) available to common shareholders	(97.5)	22.6	54.2
Weighted average common shares	81.1	81.7	81.7
Dilution effect of stock options	—	0.2	0.2
Adjusted weighted average common shares	81.1	81.9	81.9
Basic and diluted net earnings (loss) per common share	(1.19)	0.28	0.66

In 2005, because of the net loss, no potential common shares are included in the computation of diluted per share amount.

In calculating diluted earnings per share for 2004 and 2003, 625,331 and 559,931 stock options were excluded due to their antidilutive effect.

f) The Company offered to its Canadian employees a share purchase plan of its common stock. Employees can contribute, on a voluntary basis, up to a maximum of 5% of their salary and, if certain conditions are met, the Company will contribute to the plan 25% of the employee’s contribution.

The shares are purchased on the market on a predetermined date each month. For the years ended December 31, 2005, 2004 and 2003, the Company’s contribution to the plan amounted to $0.6 million annually.

g) DEFERRED SHARE UNIT PLAN On June 30, 2005, the Company adopted a Deferred Share Unit Plan for the benefit of its external directors allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Company’s common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Company’s common shares as traded on the open market during the five days before the date of the resignation of the participant.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2005, the Company had a total of 18,527 DSUs outstanding, representing a long-term liability of $0.2 million.

12  Share of results of significantly influenced companies

On February 20, 2002, a significantly influenced company, Boralex Inc., sold seven power stations to an income fund. In 2003, this gain was subsequently adjusted by Boralex Inc. The Company thus recorded its share of that adjustment representing a loss of $3 million net of related future income taxes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

13  Unusual gains

	Note	2005	2004	2003
Gain on disposal of property, plant and equipment	(a)	(11)	—	—
Impairment charge of investment in a significantly influenced company		1	—	—
Gain on business disposal	5(e)	—	(4)	—
		(10)	(4)	—

(a) In 2005, a joint venture of the Company realized a gain of $8 million ($6 million after tax), (share of the Company is $4 million or $3 million after tax), on the disposal of a building of one of its corrugated products plant and the Company sold a warehouse of the corporate segment resulting in a gain of $11 million. A gain of $7 million has been recorded in earnings ($6 million after tax) and the remaining portion of the gain has been deferred and will be recognized over the term of a two year lease agreement entered into with the buyer.

14  Impairment of property, plant and equipment and closure and restructuring costs

In 2005, the Company announced the permanent shutdown of its Fine papers Thunder Bay (Ontario) mill and a joint venture company announced the permanent shutdown of one machine at its Red Rock mill in Ontario. A joint venture company also closed three corrugated products converting units in Montréal (Québec), Concord (Ontario) and in Buffalo (New York). The Company also decided to close some equipment at its St-Jérôme (Québec) Fine papers mill, at its Montréal (Québec) boxboard converting plant and at its Toronto (Ontario) Tissue converting unit. The Company and a joint venture also reduced the value of some fixed assets that are not in use to their net realizable value.

In 2004, the Company recorded an impairment loss of $18 million ($12 million after tax) related to the property, plant and equipment of its de-inked pulp mill located in Cap-de-la-Madeleine, Québec, which was temporarily closed in March 2003. The Company decided to permanently shutdown this facility. The book value of those assets has been written down to their fair value representing the present value of the estimated net proceeds from dismantling, redeployment or disposal. Those assets are part of the Specialty products group in the Packaging products segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

a) The impairment charges and closure and restructuring costs are detailed as follows:

			2005	2004	2003
			Closure and
			restructuring
	Note	Impairment	costs	Impairment
Boxboard – Montréal		—	2	—	—
Boxboard – Blendecques	3	28	—	—	—
Containerboard – Red Rock		7	4	—	—
Containerboard – Montréal,
Concord and Buffalo		2	4	—	—
Specialty products – pulp mill		—	—	18	—
Tissue – Toronto		—	2	—	—
Fine papers – Thunder Bay		20	58	—	—
Fine papers – St-Jérôme		2	6	—	—
Others		8	—	—	—
		67	76	18	—

b) The following table shows reconciliation of all closure and restructuring cost provisions which should be paid in 2006:

	2005	2004	2003
Balance – Beginning of year	—	—	—
Additional provisions
Severance and pension liability	57	—	—
Write-down of inventories	13	—	—
Others	6	—	—
Non-monetary items
Write-down of inventories	(13)	—	—
Pension liability adjustments	(3)	—	—
Closure cost payments
Severance	(5)	—	—
Balance – End of year	55	—	—

15  Loss (gain) on derivative financial instruments

a) The loss (gain) on commodity derivative financial instruments is as follows:

	2005	2004	2003
Unrealized loss on commodity derivative financial instruments	9	—	—
Realized loss on commodity derivative financial instruments	2	—	1
Amortization of transitional deferred unrealized gain under AcG-13	(1)	(2)	—
	10	(2)	1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

b) During the first quarter of 2005, the Company entered into an interest rate swap agreement for a notional amount of US$125 million maturing in 2013 relating to the Company’s 7.25% unsecured senior notes. During the second quarter, the Company cancelled this swap agreement and as this instrument was not designated as a hedge, a gain of $2.3 million was recorded.

16  Income taxes

a) The provision for (recovery of ) income taxes is as follows:

	2005	2004	2003
Current	14	22	11
Future	(55)	(20)	(1)
	(41)	2	10

b) The provision for income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

	2005	2004	2003
Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	(55)	9	26
Adjustment of income taxes arising from the following:
Adjustment related to deduction for manufacturing and processing and income from active businesses carried on in Québec	11	2	(4)
Difference in statutory income tax rate of foreign operations	—	(5)	—
Unrecognized tax benefit arising from current losses of subsidiaries	1	1	2
Non-taxable portion of foreign exchange gain on long-term debt	(2)	(3)	(18)
Recognized tax benefit arising from previously incurred losses of subsidiaries	(9)	(5)	(9)
Permanent differences	4	1	1
Large corporations tax	2	4	4
Increase in future income taxes resulting from a substantively enacted change in tax rates	4	—	5
Others	3	(2)	3
	14	(7)	(16)
Provision for (recovery of) income taxes	(41)	2	10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

c) Future income taxes include the following items:

	2005	2004
Future income tax assets
Tax benefit arising from income tax losses	124	113
Employee future benefits	28	21
Unused tax credits	10	6
Others	23	13
Valuation allowance	(14)	(25)
	171	128
Future income tax liabilities
Property, plant and equipment	241	262
Exchange gain on long-term debt	41	36
Employee future benefits	13	15
Other assets	29	26
Others	7	3
	331	342
Future income taxes	160	214

d) Certain subsidiaries have accumulated losses for income tax purposes amounting to approximately $358 million which may be carried forward to reduce taxable income in future years. The future tax benefit resulting from the deferral of $327 million of these losses has been recognized in the accounts as a future income tax asset. These unused losses for income tax purposes may be claimed in years ending no later than 2025 for an amount of $222 million and indefinitely for an amount of $136 million.

17  Additional information

a) Changes in non-cash working capital components are detailed as follows:

	2005	2004	2003
Accounts receivable	(47)	(16)	6
Inventories	(23)	(24)	5
Accounts payable and accrued liabilities	60	38	(43)
	(10)	(2)	(32)

b) Additional information

	2005	2004	2003
Amortization of deferred financing costs included in interest expense	4	4	4
Interest paid	83	76	73
Income taxes paid	26	9	37
Business acquisition in exchange for non-monetary consideration	—	—	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

c) Cost of sales

	2005	2004	2003
Foreign exchange loss	—	(4)	(9)

18 Employee future benefits

a) The expense for employee future benefits as at December 31 is as follows:

	2005		2004
	Pension plans	Other plans	Pension plans	Other plans
Current service cost	14	3	14	5
Interest cost	32	5	31	4
Past service costs	9	—	3	2
Actual return on plan assets	(67)	—	(48)	—
Actuarial losses on accrued benefit obligation	93	7	24	3
Business acquisitions and disposal	35	4	—	—
Others	—	(4)	4	(1)
Benefit costs before adjustments to recognize the long-term nature of employee future benefit costs	116	15	28	13
Difference between expected return and actual return on plan assets for the year	32	—	15	—
Difference between actuarial loss for the year and actuarial loss on accrued benefit obligation for the year	(92)	(8)	(22)	(2)
Difference between amortization of past service costs and actual plan amendments for the year	(8)	—	(2)	(1)
Others	1	—	(4)	—
Adjustments to recognize the long-term nature of employee future benefit costs	(67)	(8)	(13)	(3)
Recognized costs for defined benefit pension plans	49	7	15	10
Recognized costs for defined contribution pension plans	13	—	12	—
Total expense for employee future benefits	62	7	27	10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Total cash payments for employee future benefits for 2005, consisting of cash contributed by the Company to its funded pension plans, including its defined contribution plans, and cash payments made directly to beneficiaries for its unfunded other benefit plans, including its collective RRSPs, are $39 million (2004–$36 million). Total estimated cash payments for employee future benefits are $39 million for 2006.

b) The funded status of the defined benefit plans and the other complementary retirement benefit plans and post-employment benefit plans as at December 31 are as follows:

	2005		2004
	Pension plans	Other plans	Pension plans	Other plans
Accrued benefit obligation
Beginning of year	536	85	480	78
Current service cost	14	3	14	5
Interest cost	32	5	31	4
Employees’ contributions	5	—	6	—
Actuarial losses	93	7	24	3
Benefits paid	(26)	(5)	(29)	(6)
Business acquisitions and disposals	(4)	5	10	(1)
Past service costs	9	—	3	2
Others	—	(4)	(3)	—
End of year	659	96	536	85
Plan assets
Beginning of year	514	—	468	—
Actual return on plan assets	67	—	48	—
Employer’s contributions	21	5	18	6
Employees’ contributions	5	—	6	—
Benefits paid	(26)	(5)	(29)	(6)
Business acquisitions and disposals	(8)	—	5	—
Others	—	—	(2)	—
End of year	573	—	514	—
Reconciliation of funded status
Fair value of plan assets	573	—	514	—
Accrued benefit obligation	659	96	536	85
Funded status of plan – deficit	(86)	(96)	(22)	(85)
Unrecognized net actuarial loss	83	16	58	8
Unamortized transitional balance	(2)	—	(2)	—
Unamortized past service costs	20	3	9	4
Others	—	—	(1)	(1)
Accrued benefit asset (liability) – End of year	15	(77)	42	(74)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

The net amount recognized on the balance sheet as at December 31 is detailed as follows:

	2005
	Pension plans	Other plans	Total
Employee future benefit asset, included in Other assets	46	—	46
Employee future benefit liability, included in Other liabilities	(8)	(77)	(85)
Employee future benefit liability, included in accounts payable and accrued liabilities	(23)	—	(23)
	15	(77)	(62)

	2004
	Pension plans	Other plans	Total
Employee future benefit asset, included in Other assets	52	—	52
Employee future benefit liability, included in Other liabilities	(10)	(74)	(84)
	42	(74)	(32)

c) The following amounts relate to plans that are not fully funded as at December 31:

	2005		2004
	Pension plans	Other plans	Pension plans	Other plans
Fair value of plan assets	329	—	240	—
Accrued benefit obligation	(399)	(96)	(283)	(85)
Funded deficit	(70)	(96)	(43)	(85)

d) The main actuarial assumptions adopted in measuring the accrued benefit obligation and expenses as at December 31 are as follows:

	2005		2004
	Pension plans	Other plans	Pension plans	Other plans
Accrued benefit obligation as at December 31
Discount rate	5.00%	5.00%	6.00%	6.00%
Rate of compensation increase	2.00 – 4.25%	2.25 – 4.25%	2.50 – 4.25%	2.50 – 4.25%
Benefit costs for years ended December 31
Discount rate	6.00%	6.00%	6.25%	6.25%
Expected long-term return on assets	7.00%	—	7.00%	—
Rate of compensation increase	2.50 – 4.25%	2.50 – 4.25%	2.50 – 4.25%	2.50 – 4.25%
Assumed health-care cost trend rates at December 31
Rate increase in health-care costs		6.90 – 12.00%		7.30 – 12.50%
Cost trend rates decline to		4.70 – 8.00%		4.70 – 8.00%
Year the rate should stabilize		2012		2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

e) Assumed rate increases in health-care cost have a significant effect on the amounts reported for the health-care plans. A 1% change in assumed health-care cost trend rates would have the following effects for 2005:

	Increase of 1%	Decrease of 1%
Current service costs and interest costs	4.3	(3.6)
Accrued benefit obligation, end of year	60.7	(55.1)

f) The plan assets allocation and investment target allocation as at December 31 are detailed as follows:

	2005	2004
Plan assets allocation
Money market	3%	2%
Debt securities	36%	38%
Equity securities	61%	60%
Total	100%	100%

The plan assets do not include shares or debt securities of the Company, its joint venture and its significantly influenced companies. Annual benefit annuities, of an approximate value of $2 million, are pledged by insurance contracts established by the Company.

	2005	2004
Investment target allocation
Money market	3%	3%
Debt securities	41%	40%
Equity securities	56%	57%
Total	100%	100%

Target allocation is established so as to maximize return while considering an acceptable level of risk in order to meet the plan obligations on a long-term basis.

Investment objectives for the plan assets are the following: optimizing return while considering an acceptable level of risk, maintaining an adequate diversification, controlling the risk according to different asset categories, and maintaining a long-term objective of return on investments.

Investment guidance is established for each investment manager. It includes parameters that must be followed by managers and presents criteria for diversification, non-eligible assets and minimum quality of investments as well as for return objectives.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Unless indicated otherwise, the managers cannot use any derivative product or invest more than 10% of their assets in one particular security.

g) ESTIMATED FUTURE BENEFIT PAYMENTS Future benefit payments for defined benefit pension plans and other post-employment benefits, considering future participation, are estimated as follows:

	Pension plans	Other plans
2006	21	4
2007	23	5
2008	24	5
2009	26	6
2010	28	6
2011-2014	168	82

19 Commitments and contingencies

a) Future minimum payments under operating leases and other commercial commitments (mainly composed of raw materials, natural gas, steam and electricity) for the next years are as follows:

		Other commercial
Years ending December 31,	Operating leases	commitments
2006	40	120
2007	33	101
2008	25	77
2009	21	51
2010	16	42
Thereafter	43	105

b) The Company has guaranteed the payment of approximately $4 million under operating leases held by third parties. The Company also guaranteed residual values at the expiration of lease contracts of certain equipment for an approximate amount of $1 million. Management of the Company does not believe that these guarantees are likely to be called and, as such, no liability has been recognized in the consolidated financial statements.

In addition, a subsidiary of the Company has guaranteed the debt of one of its joint ventures. The maximum amount guaranteed is US$8.7 million. As at December 31, 2005, the debt of this joint venture, guaranteed by that subsidiary, amounts to US$5.5 million (2004–US$3.5 million). Management does not believe that this guarantee is likely to be called and, as a result, no liability has been recognized in the consolidated financial statements.

c) In the normal course of operations, the Company is a party of various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labor issues. While the final outcome with respect to auctions outstanding or pending as at December 31, 2005, cannot be predicted with certainty, it is management’s opinion that the settlement will not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

have a material adverse impact on the Company’s consolidated financial position, the results of its operations or its cash flows.

d) An action was filed against the Company on October 4, 2004, in the Supreme Court of the State of New York, Niagara County, by ServiceCore, Inc., alleging that the Company breached a Finder’s Agreement in respect of gypsum board dated April 1999 and seeking damages in excess of US$9 million. The Company removed the action to the United States District Court for the Western District of New York and filed an answer denying the allegations of breach of the Finder’s Agreement. The Company is vigorously contesting the claim but is unable to determine the outcome of the action at this time.

e) On January 9, 2006, Cascades Fine Papers Group Inc., a subsidiary of the Company, Domtar Inc. and Unisource Canada Inc. plead guilty to two infractions under the Competition Act relating to the sale of carbonless paper sheets during the years of 1999 and 2000 in the provinces of Québec and Ontario (the “infractions”). On January 10, 2006 the Company was informed that a class action based on the infractions has been filed against Cascades Fine Paper Group Inc., Domtar Inc. and Unisource Canada Inc. before the Québec Superior Court claiming damages totaling $10 million. On January 12, 2006, the Company was informed that a second class action had been filed in the Québec Superior Court against the same defendants based on the infractions claiming damages for an undetermined amount. On February 6, 2006, the Company was informed that a third class action based on the infractions was filed against the same defendants as well as Coast Paper Ltd. in the Ontario Superior Court for damages totaling $25 million. Cascades Fine Papers Group Inc. intends to vigorously defend itself against these claims. The Company is unable to predict the outcome of these claims at this time.

20 Financial instruments

The Company and some of its subsidiaries and joint ventures utilize a variety of derivative financial instruments to limit their exposure to foreign currency and commodity fluctuations as well as changing interest rates but do not hold or issue such financial instruments for trading purposes with the exception of certain interest rate swap agreements as described below.

Currency risks

The Company is exposed to currency risks as a result of its export of goods produced in Canada, the United States, France, Germany, Sweden and England. These risks are partially covered by purchases, debt service and forward exchange contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

The Company and a joint venture entered into various foreign exchange arrangements as follows:

	2005	2004	2005	2004	2005	2004

Foreign exchange forward contracts (sell US$ for CAN$)	Weighted average				Notional amount
	exchange rate		Unrealized gain (loss)		(in millions of US$)
0 to 12 months	1.2411	1.3484	1.4	10.3	17	71
13 to 24 months	1.1697	1.3116	—	0.1	2	1

Foreign exchange forward contracts (buy US$ for CAN$)	Weighted average				Notional amount
	exchange rate		Unrealized gain (loss)		(in millions of US$)
0 to 12 months	1.1644	1.1796	—	0.9	20	44

					Notional amount
Currency option instruments	Strike rate		Unrealized gain (loss)		(in millions of US$)
0 to 12 months	1.17 to 1.30	1.40 to 1.45	0.4	—	81	8
13 to 24 months	1.23 to 1.30	—	0.2	—	3	—

Foreign exchange forward contracts (sell € for CAN$)	Weighted average				Notional amount
	exchange rate		Unrealized gain (loss)(1)		(in millions of €)
0 to 12 months	—	1.6641	—	1.3	—	29

Foreign exchange forward contracts (sell US$ for €)	Weighted average				Notional amount
	exchange rate		Unrealized gain (loss)		(in millions of US$)
0 to 12 months	0.8267	0.7867	(0.1)	(0.2)	4	2

Foreign exchange forward contracts (buy US$ for €)	Weighted average				Notional amount
	exchange rate		Unrealized gain (loss)		(in millions of US$)
0 to 12 months	—	0.8152	—	0.2	—	2

Foreign exchange forward contracts (sell GBP for SEK)	Weighted average				Notional amount
	exchange rate		Unrealized gain (loss)		(in millions of GBP)
0 to 12 months	13.9285	—	(0.3)	—	5	—
13 to 24 months	13.8260	—	—	—	1	—

Foreign exchange forward contracts (sell € for SEK)	Weighted average				Notional amount
	exchange rate		Unrealized gain (loss)		(in millions of €)
0 to 12 months	9.5599	—	(0.1)	—	5	—
13 to 24 months	9.5275	—	—	—	1	—

Foreign exchange forward contracts (sell GBP for €)	Weighted average				Notional amount
	exchange rate		Unrealized gain (loss)		(in millions of GBP)
0 to 12 months	1.4473	1.4366	—	(0.3)	6	10

(1) In 2004, the unrealized gain was recognized in earnings since these contracts were not designated as hedges.

Currency options are contracts whereby the Company and one of the joint ventures have the right, but not the obligation, to sell or buy U.S. dollars at the strike rate if the U.S. dollar trades below that rate. In accordance with the contracts, the Company and the joint venture have the obligation to sell or buy U.S. dollars at the strike rate if the U.S. dollar trades above a specific rate. In addition, some of the option instruments of the Company include knock-out agreements at rates between 1.12 to 1.14.

The fair value of the foreign exchange arrangement generally reflects the estimated amounts the Company would have received or paid to settle the contracts at year-end.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Interest rate risks

As at December 31, 2005, approximately 26% (2004–17%) of the Company’s long-term debt was at variable rates.

In addition, a joint venture holds certain interest rate swap agreements not designated as hedges. These agreements, maturing from 2008 to 2012, have been contracted to fix interest at a weighted average rate of 8.20% on a notional amount of US$5.4 million (the share of the Company is US$ 2.7 million). As at December 31, 2005, these agreements are recorded as liabilities at their fair value of $0.4 million (2004–$0.6 million).

In April 2004, a joint venture entered into interest rate swaps maturing in 2013. These contracts are designated as hedges of the change in fair value of a portion of the joint venture’s long-term debt. Accordingly, the interest rate went from a fixed rate of 6.75% to an average variable rate in 2005 of 6.23% (2004–3.96%) for a notional amount of US$50 million (the share of the Company is US$25 million). As at December 31, 2005, the fair value of these instruments represented an unrealized gain of $1.1 million (2004–$0.8 million).

Credit risks

The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Company’s credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Company believes there is no particular concentration of credit risks due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations. The Company reduces this risk by dealing with creditworthy financial institutions.

Commodity price risk

The Company and a joint venture entered into various derivative financial instruments whereby it sets the price for notional quantities of old corrugated containers, electricity, natural gas, bleached 42-lb. kraft linerboard and 26-lb. semi-chemical corrugated medium. In 2003, gains and losses resulting from these contracts were applied to earnings only when they were realized. In 2004 and in 2005, gains and losses arising from electricity and natural gas contracts were applied to earnings only when they were realized, whereas all other types of contracts were accounted for at fair value. The fair value of these contracts represented unrealized gains (losses) as follows:

			2005
	Quantity	Maturing period	Unrealized gains (losses)
Old corrugated containers	596,500 s.t.	2006 to 2008	(2.3)
Electricity	135,571 MWh	2006 to 2007	4.6
Natural gas
Canadian portfolio	8,598,820 GJ	2006 to 2010	18.5
American porfolio	3,315,000 mmBtu	2006 to 2010	8.0
Unbleached 42-lb. kraft linerboard	10,000 s.t.	2006	(0.2)
26-lb. semi-chemical corrugated medium	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

			2004
	Quantity	Maturing period	Unrealized gains (losses)
Old corrugated containers	573,500 s.t.	2005 to 2007	6.7
Electricity	301,404 MWh	2005 to 2007	1.9
Natural gas
Canadian portfolio	3,880,050 GJ	2005 to 2007	2.5
American porfolio	496,788 mmBtu	2005 to 2007	(0.1)
Unbleached 42-lb. kraft linerboard	74,000 s.t.	2005 to 2006	(2.3)
26-lb. semi-chemical corrugated medium	5,000 s.t.	2005	(0.3)

21 Cumulative translation adjustments

	2005	2004	2003
Balance – Beginning of year	11	14	48
Effect of changes in exchange rates during the year:
On net investment in self-sustaining foreign subsidiaries	(63)	(36)	(90)
On certain long-term debt denominated in foreign currency designated as a hedge of the net investments in self-sustaining foreign subsidiaries	21	41	69
Future income taxes on designated long-term debt	(4)	(8)	(13)
Increase in future income taxes resulting from a substantively created change in tax rates	(1)	—	—
Balance – End of year	(36)	11	14

22 Related party transactions

The Company entered into the following transactions with related parties:

	2005	2004	2003
Joint ventures(1)
Sales	33	25	26
Revenue from services	13	12	21
Purchases	23	27	26
Significantly influenced companies
Sales	16	11	48
Purchases	7	15	15
Entity controlled by a related director of the Company
Purchases	2	6	7

(1) Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

The balance sheets as at December 31 included the following balances with related parties:

	2005	2004
Joint ventures(1)
Accounts receivable	6	5
Accounts payable	6	5
Significantly influenced companies
Accounts receivable	3	1
Entity controlled by a related director of the Company
Accounts payable	1	1

(1) Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.

23 Interests in joint ventures

The major components of the interests in joint ventures in the consolidated financial statements are as follows:

	2005	2004	2003
Consolidated balance sheets
Current assets	224	213	237
Long-term assets	486	497	572
Current liabilities	101	109	121
Long-term debt, net	212	173	188
Consolidated statements of earnings
Sales	758	866	756
Depreciation and amortization	35	41	34
Operating income	57	80	61
Financial expenses	13	13	17
Net earnings	14	51	25
Consolidated statements of cash flows
Operating activities	44	55	42
Investing activities	(68)	(66)	(44)
Financing activities	35	11	2
Additional information
Cash and cash equivalents at end of year	18	8	12
Total assets	710	710	809
Total debt(1)	222	195	211
Dividends received by the Company from joint ventures	33	19	16

(1) Includes bank loans and advances, current portion of long-term debt and long-term debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

24 Subsequent event

In 2005, the Company announced the permanent shutdown of its Fine papers Thunder Bay, Ontario mill. The operations ceased on January 21, 2006. According to CICA Section 3475, “Disposal of long-lived assets and discontinued operations”, this activity will be presented as a discontinued operations starting with the first quarter of 2006. Financial information related to this activity is as follows:

	2005	2004	2003
Total assets (net of impairment charge)	26	66
Sales	156	161	159
Depreciation and amortization	2	2	3
Operating loss	(13)	(12)	(13)
Net loss, including impairment and closure and restructuring costs	(65)	(10)	(11)
Per share	(0.80)	(0.12)	(0.13)

25 Summary of differences between Canadian and United States generally accepted accounting principles

The consolidated financial statements have been prepared in accordance with Canadian GAAP which differs in certain respects from U.S. GAAP. Such differences, as they relate to the Company, are summarized below.

New accounting policies under U.S. GAAP

a) VARIABLE INTEREST ENTITIES Effective January 1, 2004, the Company adopted FIN 46, “Consolidation of Variable Interest Entities”. The primary objective of this interpretation is to provide guidance on the identification of and financial reporting for entities over which control is achieved through means other than voting rights; such entities are known as variable interest entities (VIEs). The adoption of this standard did not have any material impact on the Company’s financial position or results of operations.

b) ACCOUNTING FOR ASSET RETIREMENT OBLIGATION On January 1, 2003, the Company applied SFAS 143, “Accounting for Asset Retirement Obligations”. This standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Effective December 15, 2005, the Company also adopted FIN 47 which clarifies the notion of “conditional asset retirement obligation” as used in SFAS 143. The application of these standards did not have any impact on the Company’s financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Reconciliation of net earnings, shareholders’ equity and balance sheet

c) The following summary sets out the material adjustments to the Company’s reported net earnings, shareholders’ equity and balance sheet which would be made in order to reconcile to U.S. GAAP. It also sets out a reconciliation of shareholders’ equity under U.S. GAAP:

Reconciliation of net earnings (loss)

	Note		2005	2004	2003
Net earnings (loss) under Canadian GAAP			(97)	23	55
U.S. GAAP adjustments:
Start-up costs	d	)	—	(2)	—
Gain realized on formation of Norampac	e	)	(4)	(5)	(4)
Unrealized exchange gains (losses) arising from foreign exchange forward contracts	f	)	(4)	(2)	7
Unrealized gains (losses) arising from change in fair values of commodity derivative financial instruments	g	)	—	(1)	3
Unrealized gains from interest rate swaps	h	)	—	—	1
Employee future benefits	i	)	(3)	1	2
Dividends on preferred shares of a subsidiary	k	)	—	—	1
Excess of redemption price of Class B preferred shares on their paid-up capital	w	)	—	(1)	—
Tax effect on above adjustments			6	3	(4)
Non-controlling interests			—	—	(1)
Net earnings (loss) under U.S. GAAP			(102)	16	60
Net earnings (loss) under U.S. GAAP from continuing operations			(92)	13	56
Net earnings (loss) under U.S. GAAP from assets held for sale			(10)	3	4
			(102)	16	60
Basic net earnings (loss) under U.S. GAAP from continuing operations per common share			(1.15)	0.17	0.68
Basic and diluted net earnings (loss) under U.S. GAAP per common share			(1.27)	0.20	0.73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Statement of changes in shareholders’ equity under U.S. GAAP

	2005		2004		2003
	Number of shares	$	Number of shares	$	Number of shares	$
Common stock
Balance at beginning of year	81,361,580	261	81,731,387	262	81,826,272	261
Shares issued on exercise of stock options	12,560	—	133,893	1	180,115	2
Redemption of common shares	(555,600)	(2)	(503,700)	(2)	(275,000)	(1)
Balance at end of year	80,818,540	259	81,361,580	261	81,731,387	262
Adjustment relating to stock options
Balance at beginning of year		7		4		3
Adjustment of the year		1		3		1
Balance at end of year		8		7		4
Retained earnings
Balance at beginning of year		830		832		788
Net earnings (loss) for the year		(102)		16		60
Dividend on common shares		(13)		(13)		(13)
Dividend on preferred shares		—		—		(1)
Excess of common share redemption price over their paid-up capital		(4)		(5)		(2)
Balance at end of year		711		830		832
Cumulative other comprehensive income
Balance at beginning of year		2		4		38
Annual changes – net of tax
Foreign currency translation		(48)		(3)		(34)
Minimum pension liability		(8)		(4)		—
Unrealized exchange gains (loss) arising from foreign exchange forward contracts designated as hedges		(4)		5		—
Unrealized gain arising from commodity derivative financial instruments designated as hedges		1		—		—
Balance at end of year		(57)		2		4
Rounding		—		1		1
Shareholders’ equity – End of year		921		1,101		1,103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Reconciliation of shareholders’ equity

	Note		2005	2004	2003
Shareholders’ equity under Canadian GAAP			897	1,059	1,056
U.S. GAAP adjustments:
Start-up costs	d	)	(7)	(7)	(5)
Gain realized on formation of Norampac	e	)	53	57	62
Unrealized exchange gains arising from foreign exchange forward contracts	f	)	1	12	7
Unrealized gains arising from change in fair values of commodity derivative financial instruments	g	)	5	3	4
Employee future benefits	i	)	(12)	(9)	(10)
Minimum pension liability	j	)	(32)	(21)	(16)
Tax effect on above adjustments			7	(2)	(5)
Excess of redemption price of Class B preferred shares on their paid-up capital	w	)	9	9	10
Shareholders’ equity under U.S. GAAP			921	1,101	1,103

Reconciliation of balance sheet

			2005		2004
	Note	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
Property, plant and equipment	e), m) and w)	1,562	1,601	1,700	1,742
Other assets and goodwill (long-term)	from d) to i) and t)	359	376	328	354
Accounts payable and accrued liabilities	f), g) and h)	543	543	509	507
Other liabilities (long-term)	d), e), f), g), j), k), m), n) and (w)	265	297	303	331
Shareholders’ equity	from d) to m) and w)	897	921	1,059	1,101

The amounts shown in the above table include joint ventures accounted for by the proportionate consolidation method, as indicated under (s), in accordance with both Canadian and U.S. GAAP.

d) Under Canadian GAAP, start-up costs are deferred and amortized over a period not exceeding five years. Under U.S. GAAP, start-up costs are accounted for under Statement of Position (“SOP”) No. 98-5, “Reporting on the Costs of Start-up Activities”, and are included in the statement of earnings in the period they are incurred.

e) On December 30, 1997, the Company and Domtar Inc. merged their respective container-board and corrugated packaging operations to form Norampac Inc., a 50-50 joint venture. Under Canadian GAAP, a portion of the gain realized on the transaction of an original amount of approximately $58 million, net of tax, was recorded against property, plant and equipment and goodwill. Under U.S. GAAP, this gain would have been recognized in earnings on December 30, 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

In addition, under U.S. GAAP, additional liabilities would have been included in the allocation of the purchase price at the date of the transaction with respect to employee future benefits with a corresponding adjustment to goodwill.

f) Under Canadian GAAP, gains and losses arising from foreign exchange forward contracts used to hedge anticipated sales, purchases or interest are charged to earnings as an adjustment of sales, cost of sales or financial expenses when the underlying sale, purchase or interest is recorded. Under U.S. GAAP, the foreign exchange forward contracts concluded before January 1, 2004 are not designated as hedges as defined in SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”; therefore, the unrealized gains and losses from these contracts are charged to earnings as they arise. Under U.S. GAAP, foreign exchange forward contracts entered into after January 1, 2004 are designated as hedges, as defined by SFAS 133.

g) Under Canadian GAAP, gains and losses arising from swap commodity contracts designated as hedges are charged to earnings only when realized. Under U.S. GAAP, the unrealized gains and losses arising from these contracts, which do not meet requirements of hedging as defined in SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, are charged to earnings. For contracts initiated prior to January 1, 2004, the Company had elected to not designate these contracts as hedging instruments for U.S. GAAP reporting purposes. Accordingly, those contacts are marked to market and the resulting unrealized gains and losses are recorded to earnings.

h) Under Canadian GAAP, unrealized gains and losses on interest rate swaps concluded before January 1, 2004 and designated as hedges are not recognized in the financial statements. Under U.S. GAAP, these contracts are not designated as hedges and therefore, the unrealized gains and losses are included in earnings.

i) Since the adoption of CICA 3461, “Employee Future Benefits”, on January 1, 2000, the treatment of pension costs is not materially different from U.S. GAAP. The remaining adjustments result from the amortization of actuarial losses and gains which arose prior to January 1, 2000.

j) Solely under U.S. GAAP, a minimum pension liability adjustment must be recorded when the accumulated benefit obligation of a plan is greater than the fair value of its assets. The excess of its liability over the intangible asset, which can also be recorded for the plan, is recorded in other comprehensive income in shareholders’ equity.

k) Under Canadian GAAP, dividends on mandatorily redeemable preferred shares of a subsidiary are charged to earnings as interest expense. Under U.S. GAAP, declared dividends prior to July 1, 2003 are charged to earnings but as non-controlling interests. Since July 1, 2003, in accordance with SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, dividends are charged to earnings as interest expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

In addition, under U.S. GAAP, declared dividends prior to July 1, 2003 would have been shown as a financing activity in the cash flows statement. Since July 1, 2003, these dividends are shown as an operating activity, as they are under Canadian GAAP.

l) Under Canadian GAAP, income tax rates of substantively enacted tax laws must be used to calculate future income tax assets and liabilities, while under U.S. GAAP, only income tax rates of enacted laws can be used.

m) On December 31, 2000, the Company acquired shares held by non-controlling shareholders in three of its subsidiaries (the “privatized subsidiaries”) in exchange for common shares of the Company. Under Canadian GAAP, the fair value of $6.85 attributed to the shares issued represents the quoted market value of the Company’s shares at the date of privatization. Under U.S. GAAP, the fair value attributed to the shares issued would have been $6.67 which represents the quoted market value of the Company’s shares during a reasonable period before and after the date the transaction was agreed upon and announced. Since the excess of the net book value of the non-controlling interests over their purchase price has been recorded under Canadian GAAP as a decrease of property, plant and equipment and future income tax liabilities, the adjustment resulting from a different measurement date as stated above would affect these accounts accordingly.

In addition, Canadian GAAP to U.S. GAAP reconciliation items described under (d) to (l) and affecting the privatized subsidiaries prior to December 31, 2000 would affect the computation of the net book value of the non-controlling interests and therefore the adjustment to property, plant and equipment and future income tax liabilities at the date of the privatization.

n) Comprehensive income

	2005	2004	2003
Net earnings (loss) under U.S. GAAP	(102)	16	60
Foreign currency translation	(48)	(3)	(34)
Minimum pension liability adjustment, net of related income taxes(1)	(8)	(4)	—
Unrealized exchange gains (losses) arising from foreign exchange forward contracts designated as hedges, net of related income taxes(2)	(4)	5	—
Unrealized gain arising from commodity derivative financial instruments designated as hedges, net of related income taxes(3)	1	—	—
Comprehensive income (loss) under U.S. GAAP	(161)	14	26

(1)

The minimum pension liability adjustment represents $7.5 million, $4.4 million and $0.3 million for the years ended December 31, 2005, 2004 and 2003 respectively, net of related income taxes of $3.8 million, $1.5 million and $0.1 million for the years ended December 31, 2005, 2004 and 2003 respectively.

(2)	The unrealized exchange loss of $4.2 million for the years ended December 31, 2005 (2004 – unrealized gain of $5.1 million) is net of related income taxes of $2.1 million (2004 – $2.7 million).
(3)	The unrealized gain of $1.1 million for the years ended December 31, 2005 is net of related income taxes of $0.7 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

o) Accumulated other comprehensive income

	2005	2004
Cumulative translation adjustments	(37)	11
Cumulative minimum pension liability adjustments, net of related income taxes	(22)	(14)
Cumulative unrealized exchange gains arising from foreign exchange forward contracts designated as hedges, net of related income taxes	1	5
Cumulative unrealized gain arising from commodity derivative financial instruments designated as hedges, net of related income taxes	1	—
	(57)	2

p) For pension plans where the accumulated benefit obligation (“ABO”) exceeds the fair value of plan assets under U.S. GAAP, the projected benefit obligation (“PBO”), ABO and fair value of plan assets are as follows:

	2005	2004
PBO	424	166
ABO	408	154
Fair value of plan assets	335	122

q) The following disclosure is required by U.S. GAAP. However, the information presented is based on amounts published according to Canadian GAAP.

	2005
	Canada	Other countries	Total
Net earnings (loss) from continuing operations before income taxes and share of results of significantly influenced companies	(186)	51	(135)
Provision for recovery of income taxes
Current	(7)	21	14
Future	(55)	(4)	(59)
Future income taxes resulting from an increase in tax rates	4	—	4
	(58)	17	(41)
Net earnings (loss) from continuing operations before share of results of significantly influenced companies	(128)	34	(94)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

	2004
	Canada	Other countries	Total
Net earnings (loss) from continuing operations before income taxes and share of results of significantly influenced companies	(24)	44	20
Provision for income taxes
Current	6	16	22
Future	(14)	(6)	(20)
	(8)	10	2
Net earnings (loss) from continuing operations before share of results of significantly influenced companies	(16)	34	18

	2003
	Canada	Other countries	Total
Net earnings from continuing operations before income taxes and share of results of significantly influenced companies	47	17	64
Provision for recovery of income taxes
Current	7	4	11
Future	—	(6)	(6)
Future income taxes resulting from an increase in tax rates	5	—	5
	12	(2)	10

Net earnings from continuing operations before share of results of significantly influenced companies	35	19	54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

r)     The disclosure of the following amounts is required by U.S. GAAP:

	2005	2004	2003
Payment on operating leases	42	45	37
Payment on capital lease	2	2	7
Loss (gain) on foreign currency
Realized	(7)	1	7
Unrealized	7	3	2

Trade accounts receivable	462	452
Provision for bad debt	(12)	(13)
Accounts receivable from related companies	8	7
Other accounts receivable	45	44
Income tax receivable	24	19
Prepaid expenses	18	18
	545	527
Trade accounts payable	359	351
Accounts payable to related companies	6	7
Marginal salaries and benefits payable	108	79
Interest payable	22	25
Income taxes payable on benefit	4	5
Capital expenditures included in accounts payable	10	13
Others	34	29
	543	509

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

Valuation and qualifying accounts

	2005
	Balance at beginning of period	Additions charged to expenses	Deductions	Balance at end of period
Provision for doubtful accounts	13	4	(5)	12
Provision for obsolete inventory	8	10	—	18
Valuation allowance for tax purposes(1)	25	—	(11)	14

	2004
	Balance at beginning of period	Additions charged to expenses	Deductions	Balance at end of period
Provision for doubtful accounts	13	6	(6)	13
Provision for obsolete inventory	8	—	—	8
Valuation allowance for tax purposes(1)	28	—	(3)	25

	2003
	Balance at beginning of period	Additions charged to expenses	Deductions	Balance at end of period
Provision for doubtful accounts	11	7	(5)	13
Provision for obsolete inventory	11	—	(3)	8
Valuation allowance for tax purposes(1)	33	—	(5)	28

(1)     The deductions in the valuation allowance for tax purposes are detailed as follows:

	2005	2004	2003
Foreign currency translation	(3)	1	2
Unrecognized tax benefit arising from current losses of subsidiaries	1	1	2
Recognized tax benefit arising from previously incurred losses of subsidiaries	(9)	(5)	(9)
	(11)	(3)	(5)

s) Under Canadian GAAP, investments in joint ventures are accounted for using the proportionate consolidation method. Under U.S. GAAP, investments in joint ventures are accounted for using the equity method. The different accounting treatment affects only the display and classification of financial statement items and not net earnings or shareholders’ equity. Rules prescribed by the U.S. Securities and Exchange Commission (“SEC”) permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. As required, the Company discloses in note 23 the major components of its financial statements resulting from the use of the proportionate consolidation method to account for its interests in joint ventures.

t) Under Canadian GAAP, the Company’s deferred financing costs are amortized on a straight-line basis over the anticipated period of repayment of the underlying debt. Under U.S. GAAP, such costs are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the three-year period ended december 31, 2005—(tabular amounts in millions of Canadian dollars, except per share amounts)

amortized under the interest method. Amortization under both methods was not materially different for each of the periods presented.

u) Under U.S. GAAP, the amounts for each category of cash flows from assets held for sale presented in note 4 would be presented directly on the statement of cash flows.

v) Under U.S. GAAP, the premium paid on redemption of long-term debt would be classified as an operating activity and not as cash flow used in financing activities. In addition, under U.S. GAAP, financing charges incurred in 2005, 2004 and 2003 amounting to $2 million, $2 million and $29 million respectively would be classified under operating activities rather than financing activities.

w) Under Canadian GAAP, the Class B preferred shares of a subsidiary are included under capital stock (note 11(b)). Under U.S. GAAP, these preferred shares would be shown on the balance sheet as a non-controlling interest. As described in note 11(b), in 2003, the Company redeemed all of the outstanding Class B preferred shares of a subsidiary for a consideration of $16 million. Under Canadian GAAP, the excess of the redemption price of $10 million over the recorded capital was included in retained earnings. Under U.S. GAAP, as these preferred shares represent a non-controlling interest, the excess of $10 million would have been recorded as an increase of $15 million in property, plant and equipment and an increase of $5 million in future income tax liabilities. The adjustment of $15 million in property, plant and equipment is amortized on a straight-line basis over a period of 20 years. In addition, under U.S. GAAP, the premium paid on redemption would be classified under investing activities rather than financing activities.

Accounting pronouncement not yet implemented under U.S. GAAP

x) ACCOUNTING CHANGES AND ERROR CORRECTIONS In May 2005, the FASB published SFAS 154, “Accounting Changes and Error Corrections”. This new standard establishes, unless impracticable, retrospective application as the required method for reporting change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

y) EXCHANGE OF NON-MONETARY ASSETS In December 2004, the FASB published SFAS 153, “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”. This standard, which is equivalent to the Canadian standard, requires exchanges of certain non-monetary assets to be measured at fair value unless the exchange lacks commercial substance. This standard will be effective for exchanges occurring in fiscal years beginning after June 15, 2005.

z) INVENTORY In November 2004 , the FASB published SFAS 151, “Inventory Costs – an amendment to ARB No. 43, Chapter 4”. This standard requires the allocation to inventory of fixed general manufacturing costs that exceed the costs related to a normal and stable production. It also requires the allocation to inventory of abnormal costs related to assets not in service, freight costs, handling costs, and production of non-standard products. SFAS 151 applies to open periods as of June 15, 2005 but its anticipated application is permitted. The Company is presently evaluating the impact of this new standard.